MUNIYIELD FLORIDA INSURED FUND

FILE # 811-7156

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/1/2006	Miami-Dade FL Juvenile Courthouse	201,080,000	2,000,000	Citigroup Global A.G. Edwards Ramirez & Co Apex Pryor Sec Banc of America Merrill Lynch M.R. Beal Wachovia Bank
3/30/2006	Broward Cnty EFA	99,790,000	1,720,000	Suntrust Capital Merrill Lynch Lehman Brothers